Exhibit (a)(1)(A)
_________________________
    SONDER HOLDINGS INC.
_________________________
OFFER TO REPRICE ELIGIBLE STOCK OPTIONS
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This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended.
The prospectus relates to the Sonder Holdings Inc. 2019 Equity Incentive Plan, as amended and the Sonder Holdings Inc. 2021 Equity Incentive Plan, as amended.

October 18, 2022

SONDER HOLDINGS INC.
OFFER TO REPRICE ELIGIBLE STOCK OPTIONS
_________________________
The Offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on November 15, 2022, unless we extend them.
_________________________
By this offer (the “Offer,” or this “Offer to Reprice”), Sonder Holdings Inc. (“Sonder” “we,” “our” or “us”) is giving eligible employees of Sonder and members of our company group the opportunity to have the per share exercise price of some or all of their eligible options (as described below) repriced to be equal to the closing price of a share of our common stock on Nasdaq on the date on which the Offer expires, which is expected to be 9:00 p.m., Pacific Time, on November 15, 2022, unless we extend such date (such date of expiration, the “expiration date”). For purposes of the Offer, “eligible options” means stock options granted under our 2019 Equity Incentive Plan, as amended (the “2019 Plan”) or our 2021 Equity Incentive Plan, as amended (the “2021 Plan”), with a per share exercise price greater than the closing price of a share of our common stock on the expiration date of the Offer, whether vested or unvested, that are outstanding at the start of the Offer and remain outstanding and unexercised through the expiration of the Offer. All employees of Sonder or a member of our company group who hold eligible options and remain employed through the expiration date may participate in the Offer (“eligible employees”). Consultants and non-employee members of our board of directors will not be eligible to participate.
Each eligible option which is repriced (each, a “repriced option”) will generally be subject to the same terms applicable to such repriced option prior to the repricing, except (i) on the expiration date, the per share exercise price of such repriced option will be lowered to be equal to the closing price of a share of our common stock on Nasdaq on such date (the date of the repricing, the “repricing date”), and (ii) the vesting schedule of such repriced option will be modified as follows: (a) the repriced option will become 100% unvested as of the repricing date, and (b) on the date that is 6 months following the repricing date (or 12 months following the repricing date with respect to an eligible employee listed on Schedule C of this Offer to Reprice (the “eligible officers”)) (the date a repriced option commences vesting, as applicable, the “vesting cliff date”), a number of shares subject to the repriced option will vest equal to the number of shares subject to the repriced option that would have been vested on the applicable vesting cliff date if such eligible option had not been tendered for repricing (including shares subject to the repriced option that were vested as of the repricing date and shares subject to the repriced option which would have vested during the period commencing on the repricing date and ending on the vesting cliff date), subject to such eligible employee remaining our “service provider” (as defined in the 2019 Plan or the 2021 Plan, as applicable) through such vesting cliff date, and, thereafter, the repriced option will continue to vest according to the vesting schedule applicable to such repriced option prior to the repricing. Notwithstanding the foregoing, if, prior to being repriced, an eligible option was previously subject to a vesting schedule whereby none of the shares subject to such option would have vested prior to the expiration of the 6 or 12 month period following the repricing date, as applicable, then the vesting cliff date will be the date that is 3 months following the date that the first tranche of shares subject to the eligible option would have vested in the absence of the repricing.
Your participation in the Offer and the repricing of any eligible options does not provide any guarantee or promise of continued service with us or any member of our company group.
Our common stock is traded on the Nasdaq Global Select Market under the symbol “SOND.” On October 17, 2022, the closing sales price of our common stock was $2.19 per share on the Nasdaq Global Select Market. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in the Offer.
See “Risks of participating in the Offer” beginning on page 10 for a discussion of risks that you should consider before participating in the Offer.
IMPORTANT
If you want to participate in the Offer, you must submit your election electronically via the Offer website at https://www.myoptionexchange.com/. Your election must be received on or before the expiration date of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022.
Your delivery of all documents regarding the Offer, including elections, is at your own risk. Only elections that are properly completed and actually received by us by the deadline via the Offer website at https://www.myoptionexchange.com/ will be accepted. Elections submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. A confirmation statement will be generated by the Offer website and sent to you at your current email address at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation for any reason, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Sonder Stock Administration team, by email at stockadmin@sonder.com. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer.
2

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or other securities commission or regulator has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of the Offer. Any representation to the contrary is a criminal offense.
You should direct questions about the Offer or requests for additional copies of this Offer to Reprice and the other Offer documents to the Sonder Stock Administration team at stockadmin@sonder.com.
We recommend that you discuss the personal tax consequences of the Offer with your financial, legal and/or tax advisers.
You should rely only on the information contained in this Offer to Reprice or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to reprice eligible options in any jurisdiction where the Offer is not permitted. However, at our discretion, we may take actions necessary for us to make an offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Reprice is accurate as of any date other than the date as of which it is shown on the first page of this Offer to Reprice. This Offer to Reprice summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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TABLE OF CONTENTS

SCHEDULE A    Information concerning the executive officers and directors of Sonder Holdings Inc.    ………………A-1
SCHEDULE B    Summary financial information of Sonder Holdings Inc.    ……………………………………………B-1
SCHEDULE C List of Eligible Officers    ………………………………………………………………………………C-1
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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
The following are answers to some of the questions that you may have about the Offer. You should carefully read this entire Offer to Reprice, the accompanying launch email from Ruby Alexander, Sonder’s Deputy General Counsel, dated October 18, 2022, announcing the Offer (the “Launch Email”), and the election terms and conditions, together with the associated instructions and agreement to the terms of the election. The Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Reprice and the other Offer documents. We have included in this summary references to other sections in this Offer to Reprice to help you find more complete information with respect to these topics.

Q1. What is the Offer?	3
Q2. Why are we making the Offer?	3
Q3. Who may participate in the Offer?	3
Q4. Which options are eligible for repricing?	3
Q5. Are there circumstances under which I would not be eligible to reprice my eligible options?	3
Q6. How do I participate in the Offer?	4
Q7. Am I required to participate in the Offer?	5
Q8. How will the vesting schedule of my repriced options be adjusted?	5
Q9. If I participate in the Offer, do I have to reprice all of my eligible options?	6
Q10. What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	6
Q11. Can I reprice shares of Sonder common stock that I acquired upon a previous exercise of Sonder options?	7
Q12. What happens to my options if I choose not to participate in the Offer or if my eligible options are not accepted for reprice?	7
Q13. How will we determine whether an eligible option has been properly tendered?	7
Q14. Will I have to pay taxes if I participate in the Offer?	7
Q15. Are there tax considerations relating to having my eligible options that are incentive stock options repriced?	7
Q16. Are there any conditions to the Offer?	7
Q17. If you extend or change the Offer, how will you notify me?	7
Q18. Can I change my mind and withdraw from the Offer?	8
Q19. How do I change or withdraw my election?	8
Q20. What if I withdraw my election and then decide again that I want to participate in the Offer?	9
Q21. What happens if I elect to reprice an option grant that is not underwater on the repricing date?	9
Q22. Are you making any recommendation as to whether or not I should reprice my eligible options?	9
Q23. Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?	9
Q24. Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?	9

The following are some of the terms that are frequently used in this Offer to Reprice.
“2019 Plan” refers to our 2019 Equity Incentive Plan, as amended.
“2021 Plan” refers to our 2021 Equity Incentive Plan, as amended.
“company group” refers to Sonder, any parent or subsidiary of Sonder, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with Sonder.
“eligible option grant” refers collectively to all of the eligible options that are part of the same option grant and subject to the same option agreement. For example, if an individual has been granted an award of eligible options to purchase a total of 1,000 shares of our common stock under the 2019 Plan subject to an option agreement under the 2019 Plan, and all eligible options remain outstanding and unexercised, the eligible option grant refers to the entire award of eligible options to purchase 1,000 shares of our common stock. If the individual has exercised 600 shares subject to that award, the eligible option grant refers to the award of eligible options to purchase 400 shares of our common stock that remain subject to the award.
“eligible options” refers to stock options to purchase shares of our common stock that (i) have a per share exercise price greater than the closing price of a share of our common stock on the expiration date, (ii) were granted under the 2019 Plan or the 2021 Plan, and (iii) are outstanding at the commencement of the Offer and remain outstanding and unexercised as of the expiration date.
“eligible employee” refers to an employee of any member of our company group as of the date the Offer commences who remains an employee of any member of our company group through the repricing date. Consultants and non-employee members of our board of directors will not be eligible employees.
“eligible officers” refers to the eligible employees listed on Schedule C of this Offer to Reprice.
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“expiration date” refers to the time and date that the Offer expires. We expect that the expiration date will be November 15, 2022, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.
“Launch Email” refers to the email from Ruby Alexander, Sonder’s Deputy General Counsel, dated October 18, 2022, announcing the Offer.
“Nasdaq” refers to the Nasdaq Global Select Market.
“Offer to Reprice” refers to this Offer to Reprice Eligible Stock Options.
“offering period” refers to the period from the commencement of the Offer to the expiration date. This period commenced on October 18, 2022, and will end at 9:00 p.m., Pacific Time, on November 15, 2022, unless extended.
“repricing date” refers to the calendar date when tendered eligible options will be repriced. Tendered eligible options will be repriced on the same calendar day as the expiration date. We expect that the repricing date will be November 15, 2022. If the expiration date is extended, then the repricing date similarly will be extended.
“repriced options” refers to the options repriced pursuant to the Offer.
“Plans” refers to the 2019 Plan and 2021 Plan. Each is referred to as a “Plan.”
“Securities Act” refers to the U.S. Securities Act of 1933, as amended.
“Sonder” refers to Sonder Holdings Inc.
“vesting giveback” refers to the adjustment to the vesting schedule of repriced options on the repricing date. On the repricing date, (a) each repriced option will become 100% unvested, and (b) on the date that is 6 months following the repricing date (or 12 months following the repricing date with respect to an eligible officer) (the date a repriced option commences vesting, as applicable, the “vesting cliff date”), a number of shares subject to the repriced option will vest equal to the number of shares subject to the repriced option that would have been vested on the applicable vesting cliff date if such eligible option had not been tendered for repricing (including shares subject to the repriced option that were vested as of the repricing date and shares subject to the repriced option which would have vested during the period commencing on the repricing date and ending on the vesting cliff date), subject to the eligible employee remaining a “service provider” (as defined in the applicable Plan) through such vesting cliff date, and, thereafter, the repriced option will continue to vest according to the vesting schedule applicable to such repriced option prior to the repricing. Notwithstanding the foregoing, if, prior to being repriced, an eligible option was previously subject to a vesting schedule whereby none of the shares subject to such option would have vested prior to the expiration of the 6 or 12 month period following the repricing date, as applicable, then the vesting cliff date will be the date that is 3 months following the date that the first tranche of shares subject to the eligible option would have vested in the absence of the repricing.

Questions and answers
Q1.    What is the Offer?
A1.    The Offer is a one-time, voluntary opportunity for eligible employees to reprice certain “underwater” stock options (which are options with per share exercise prices greater than the closing price of a share of our common stock on the repricing date) to be equal to the closing price of one share of our common stock on Nasdaq on the repricing date, with a modified vesting schedule. For the avoidance of doubt, the Offer does not relate to any restricted stock units (RSUs) covering shares of our common stock that you may hold.
Q2.    Why are we making the Offer?
A2.    We believe that the Offer will foster retention of our valuable employees and better align the interests of our eligible employees with those of our stockholders to maximize stockholder value. We issued outstanding stock options to attract and retain the best available personnel and to provide additional incentives to our personnel. However, many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe that repricing eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each repriced option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that by implementing a vesting giveback (as defined above) with respect to the repriced options, the Offer will have a much stronger current impact on retention than the repricing alone.
Not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be repriced, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. (See Section 3 of “The Offer” below.)
Q3.    Who may participate in the Offer?
A3.    You may participate in the Offer if you are an eligible employee. You are an “eligible employee” if you are an employee of Sonder or a member of our company group (including our eligible officers) who holds eligible options as of the date the Offer commences, and remains an employee of Sonder through the repricing date. Consultants and non-employee members of our board of directors will not be eligible to participate. (See Section 1 of “The Offer” below.)
Q4.    Which options are eligible for repricing?
A4.    All stock options held by an eligible employee, whether vested or unvested, to purchase shares of our common stock that (i) have a per share exercise price greater than the closing price of a share of our common stock on the repricing date, (ii) were granted under the 2019 Plan or the 2021 Plan, and (iii) are outstanding at the commencement of the Offer and remain outstanding and unexercised as of the expiration date, are eligible for repricing. If a particular option expires after the commencement of the Offer, but before the expiration date, that option is not eligible for repricing.
To help you recall your eligible option grants and give you the information that may be useful for making an informed decision, please refer to the personalized information which is available via the Offer website regarding each option grant that you hold under the Plans, which includes: the grant date of the option grant; the per share exercise price of the option grant; whether the option grant is an incentive stock option or nonstatutory stock option; and the number of vested and unvested shares of our common stock subject to the option grant as of November 15, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date). If you are unable to access your personalized information regarding each option grant that you hold, you may contact the Sonder Stock Administration team by email at stockadmin@sonder.com. (See Section 2 of “The Offer” below.) Please note that you may make an election with regard to any option grant shown on the Offer website, but only options that are eligible options on the repricing date will be repriced on the repricing date.
Q5.    Are there circumstances under which I would not be eligible to reprice my eligible options?
A5.    Yes. If, for any reason, you no longer continue to be an eligible employee through the repricing date, you will not be eligible to participate in the Offer. As a result, you will not be eligible to have any options repriced. Instead, your options will vest and expire in accordance with their original terms. Except as provided by any applicable law, your employment with Sonder or a member of Sonder’s company group will remain “at-will” regardless of your participation in the Offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1 of “The Offer” below.)
    Moreover, even if we accept your tender of eligible options, we will not reprice your options if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting repriced options as a result of changes in SEC or Nasdaq rules. However, we do not anticipate any such prohibitions at this time. (See Section 13 of “The Offer” below.)
    In addition, if you hold an option that expires after the start of the Offer but on or before the repricing date, that particular option is not eligible for repricing. As a result, if you hold options that expire on or before the currently scheduled repricing date or, if we extend the Offer such that the repricing date is a later date and you hold options that expire on or before the rescheduled repricing date, those options will not be eligible for repricing and such options will continue to be governed by their original terms. (See Section 15 of “The Offer” below.)
    For purposes of your eligibility to participate in the Offer, your employment with Sonder will not be considered to have terminated while you are on a leave of absence that has been approved by Sonder.
Q6.    How do I participate in the Offer?
A6.    Participation in the Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received the Launch Email. If you want to participate in the Offer, you must complete the election process via the Offer website as outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022. If you do not want to participate in the Offer, then no action is necessary.
    Elections via the Offer website
1.     To submit an election via the Offer website, click on the link to the Offer website in the Launch Email or go to the Offer website at https://www.myoptionexchange.com/. Log in to the Offer website using the login instructions provided to you in the Launch Email (or if you previously logged into the Offer website, your updated login credentials). If you are logging in for the first time, you will be required to set up your account by clicking the “Register as a new user” link and following the instructions.
2.    After logging in to the Offer website, review the information and proceed through to the Make My Election page. You will be provided with personalized information regarding each option grant you hold under the Plans, including:
the grant date of the option grant;
the per share exercise price of the option grant;
whether the option grant is an incentive stock option or nonstatutory stock option; and
the number of vested and unvested shares of our common stock subject to the option grant as of November 15, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date).
3.    On the Make My Election page, make your selection next to each of your option grants to indicate which option grants you choose to reprice in the Offer by selecting “Reprice” or choose not to reprice in the Offer by selecting “Do Not Reprice.”
4.    Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.
5.    Upon submitting your election, a confirmation statement will be generated by the Offer website and sent to you at your current email address. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Offer website.
We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022.
    Please note that you may make an election with regard to any option grant shown on the Offer website, but only options that are eligible options on the repricing date will be repriced on the repricing date.
If you elect to reprice any option grant in the Offer, you must elect to reprice all options subject to that option grant. If you hold more than one option grant, however, you may choose to reprice one or more of such option grants without having to reprice all of your option grants.

    We may extend the Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.
    This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for repricing that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of the Offer, we will accept all properly tendered eligible option grants promptly after the expiration of the Offer.
    Your delivery of all documents regarding the Offer, including elections, is at your risk. A confirmation statement will be generated by the Offer website and sent to you at your current email address at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation for any reason, we recommend that you confirm that we have received your election by contacting the Sonder Stock Administration team by email at stockadmin@sonder.com. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline via the Offer website at https://www.myoptionexchange.com/ will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 4 of “The Offer” below.) If you encounter technical issues with respect to the Offer website, please contact the Sonder Stock Administration team by email at stockadmin@sonder.com.
Q7.    Am I required to participate in the Offer?
A7.    No. Participation in the Offer is completely voluntary. (See Sections 2 and 14 of “The Offer” below.)
Q8.    How will the vesting schedule of my repriced options be adjusted?
A8.    Repriced options will be subject to the vesting giveback. On the repricing date, (a) each repriced option will become 100% unvested, and (b) on the applicable vesting cliff date (which is 6 months following the repricing date for all eligible employees other than eligible officers, for whom the vesting cliff date is 12 months following the repricing date), a number of shares subject to the repriced option will vest equal to the number of shares subject to the repriced option that would have been vested on the applicable vesting cliff date if such eligible option had not been tendered for repricing (including shares subject to the repriced option that were vested as of the repricing date and shares subject to the repriced option which would have vested during the period commencing on the repricing date and ending on the vesting cliff date), subject to the eligible employee remaining a service provider (as defined in the applicable Plan) through such vesting cliff date, and, thereafter, the repriced option will continue to vest according to the vesting schedule applicable to such repriced option prior to the repricing. Notwithstanding the foregoing, if, prior to being repriced, an eligible option was previously subject to a vesting schedule whereby none of the shares subject to such option would have vested prior to the expiration of the 6 or 12 month period following the repricing date, as applicable, then the vesting cliff date will be the date that is 3 months following the date that the first tranche of shares subject to the eligible option would have vested in the absence of the repricing.
All of the examples below presume that you remain an employee or other service provider with us through the date on which the vesting giveback expires and thereafter. In order to continue to vest in your repriced options, you must remain an employee or other service provider through each relevant vesting date. Your participation in the Offer and the repricing of your eligible options does not provide any guarantee or promise of continued service with us or a member of our company group. (See Section 1 and Section 9 of “The Offer” below.)
    Example 1
For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer and that you tender in the Offer an eligible option grant to purchase 4,800 shares of our common stock. The eligible option was granted on May 24, 2020 and is scheduled to vest as to 1/48th of the shares subject to the eligible option each month following the date of grant, or 100 options per month, subject to your continued service with us or any member of our company group through such date. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and eligible options are repriced on November 15, 2022 when 2,900 of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced option will become fully unvested. On May 15, 2023, the vesting cliff date, your repriced option becomes vested as to 3,500 shares, which is the sum of the 2,900 shares vested as of the repricing date and the 600 shares which would have vested between the repricing date and May 15, 2023, absent the vesting giveback. On May 24, 2023, your repriced option continues to vest monthly pursuant to the vesting schedule applicable to such eligible option prior to the repricing.

Example 2
For illustrative purposes only, assume the same facts as set forth in Example 1, except your eligible option was granted on May 24, 2022 and vested as to 100% of the shares subject to the eligible option on the date of the grant. Assume also that the Offer expires and eligible options are repriced on November 15, 2022, when all 4,800 of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced options will become fully unvested. On May 15, 2023, the vesting cliff date, your repriced options become vested as to all 4,800 shares.
Example 3
For illustrative purposes only, assume the same facts as set forth in Example 1, except your eligible option was granted on May 24, 2022 and is scheduled to vest as to 25% of the shares subject to the eligible option on the anniversary of the date of grant (May 24, 2023), and as to 1/48th of the shares subject to the eligible option each month thereafter, subject to your continued service with us or any member of our company group through each such date. Assume also that the Offer expires and eligible options are repriced on November 15, 2022 when none of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced option will remain fully unvested. Although May 24, 2023 would typically be your applicable vesting cliff date, because none of the shares subject to your eligible option grant would have vested on or prior to May 15, 2023, your actual vesting cliff date for your repriced options will be the date that is 3 months following May 24, 2023, or August 24, 2023. On August 24, 2023, 1,500 shares will vest (the sum of 25% of the shares that would have vested in the absence of the repricing on May 24, 2023, and 3 additional months of vesting), and, thereafter, the eligible option will vest as to 1/48th of the shares subject to the eligible option grant (100 shares) each month, in each case subject to your continued service to us or a member of our company group.
Q9.    If I participate in the Offer, do I have to reprice all of my eligible options?
A9.    No. You may pick and choose which of your eligible option grants you elect to reprice. If you hold more than one option grant under the Plans, you may elect to reprice one or more of such option grants without having to reprice all of your option grants. However, if you elect to participate in the Offer, you must reprice the entire outstanding and unexercised portion of any particular eligible option grant that you choose to reprice. This means that you may not elect to reprice only a portion of any particular option grant (such as the vested portion, or unvested portion, or otherwise). However, you may elect to reprice the remaining portion of any option grant that you have already partially exercised.
    For example and except as otherwise described below, if you hold (i) an option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares of our common stock and (iii) an option grant to purchase 2,000 shares of our common stock, you may elect to reprice:
The first option grant, covering the entire remaining 300 shares of our common stock,
The second option grant, covering 1,000 shares of our common stock,
The third option grant, covering 2,000 shares of our common stock,
One, two or all three of your three option grants, or
None of your option grants.
    These are your only choices in the above example. You may not elect, for example, to reprice your first option grant with respect to only 150 shares of our common stock (or any other partial amount) under that option grant or less than all of the shares of our common stock under the second or third option grants. (See Section 2 of “The Offer” below.)
Please note that you may make an election with regard to any option grant shown on the Offer website, but only options that are eligible options on the repricing date will be repriced on the repricing date.
Q10.    What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?
A10.    If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then, unless otherwise provided by our board of directors, you may not participate in the Offer with respect to such eligible option grant. Unless otherwise provided by our board of directors, you may accept the Offer only with respect to an eligible option grant of which you are both the legal and beneficial owner. As described in Q9 above, we are not accepting partial tenders of an eligible option grant, so you may not accept the Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else, unless otherwise provided by our board of directors.
For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), you may not elect to reprice any portion of the eligible option grant covering 3,000 shares of our common stock. (See Section 2 of “The Offer” below.)
Q11.    Can I reprice shares of Sonder common stock that I acquired upon a previous exercise of Sonder options?
A11.    No. The Offer relates only to outstanding Sonder options to purchase shares of our common stock. You may not reprice in the Offer any shares of our common stock that you acquired upon a prior exercise of options or by any other acquisition. For the avoidance of doubt, the Offer does not relate to any restricted stock units (RSUs) covering shares of our common stock that you may hold. (See Section 2 of “The Offer” below.)
Q12.    What happens to my options if I choose not to participate in the Offer or if my eligible options are not accepted for repricing?
A12.    If you choose not to participate in the Offer, we do not receive your election by the deadline, or we do not accept your eligible options for repricing under the Offer, your eligible options will (i) remain outstanding until they are exercised or cancelled or expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule, (iv) retain their current maximum term to expiration, and (v) retain all of the other terms and conditions as set forth in the relevant option agreement related to such eligible options. (See Section 6 of “The Offer” below.)
Q13.    How will we determine whether an eligible option has been properly tendered?
A13.    We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any of your eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any options tendered for repricing that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of the Offer. No tender of eligible options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election, and we will not incur any liability for failure to give any notice. (See Section 4 of “The Offer” below.)
Q14.    Will I have to pay taxes if I participate in the Offer?
A14.    If you participate in the Offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the reprice or on the repricing date. However, you normally will have taxable income when you exercise your repriced options or when you sell the shares you receive upon exercise. If you are subject to the tax laws of a country other than the United States (even if you are a resident of the U.S.) or if you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be other tax and social insurance consequences to you of participating in the Offer. (See Section 14 of “The Offer” below.)
    For all eligible employees, we recommend that you consult with your own tax adviser to determine the personal tax consequences to you of participating in the Offer.
Q15.    Are there tax considerations relating to having my eligible options that are incentive stock options repriced?
A15.    Yes.
    We recommend that you read the tax discussion in Section 14 of “The Offer” below and discuss the personal tax consequences of incentive stock options and the impact of repricing such incentive stock options with your financial, legal and/or tax advisers. (See Section 9 and Section 14 of “The Offer” below.)
Q16.    Are there any conditions to the Offer?
A16.    Yes. The completion of the Offer is subject to a number of customary conditions that are described in Section 7 of “The Offer” below. If any of these conditions are not satisfied, we will not be obligated to accept and reprice properly tendered eligible options, though we may choose to do so at our discretion. (See Section 2 and Section 7 of “The Offer” below.)
Q17.    If you extend or change the Offer, how will you notify me?
A17.    If we extend or change the Offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the Offer, as applicable. (See Section 2 and Section 15 of “The Offer” below.)

Q18.    Can I change my mind and withdraw from the Offer?
A18.    Yes. You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date (which currently is expected to be November 15, 2022, at 9:00 p.m., Pacific Time) and your eligible options will continue under their existing terms. If we extend the expiration date, you may withdraw your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. (See Section 5 of “The Offer” below.)
Q19.    How do I change or withdraw my election?
A19.    To change an election you previously made with respect to some or all of your option grants, including an election to withdraw all of your options from the Offer, you must deliver a valid new election indicating only the option grants you elect to reprice in the Offer or a valid new election indicating that you reject the Offer with respect to all of your options, by completing the election process via the Offer website as outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022.
    Election changes and withdrawals via the Offer website
1.Log in to the Offer website using your login credentials and via the link provided in the Launch Email or go to the Offer website at https://www.myoptionexchange.com/.
2.    After logging in to the Offer website, review the information and proceed through to the Make My Election page, where you will find personalized information regarding each option grant you hold under the Plans, including:
the grant date of the option grant;
the per share exercise price of the option grant;
whether the option grant is an incentive stock option or nonstatutory stock option; and
the number of vested and unvested shares of our common stock subject to the option grant as of November 15, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date).
3.    On the Make My Election page, make your selection next to each of your option grants to indicate which option grants you choose to reprice in the offer by selecting “Reprice” or choose not to reprice in the offer by selecting “Do Not Reprice.”
4.    Proceed through the Offer website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.
5.    Upon submitting your election, a confirmation statement will be generated by the Offer website and sent to you at your current email address. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Offer via the Offer website.
    You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022. Any options with respect to which you do not revise your election will be bound to your prior election.
Please note that you may make an election with regard to any option grant shown on the Offer website, but only options that are eligible options on the repricing date will be repriced on the repricing date.
    Your delivery of all documents regarding the Offer, including elections, is at your risk. A confirmation statement will be generated by the Offer website and sent to you at your current email address at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation for any reason, it is your responsibility to confirm that we have received your election. If you do not receive a confirmation, we recommend that you confirm that we have received your election by contacting the Sonder Stock Administration team by email at stockadmin@sonder.com. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline via the Offer website at

https://www.myoptionexchange.com/ will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5 of “The Offer” below.) If you encounter technical issues with respect to the Offer website, please contact the Sonder Stock Administration team by email at stockadmin@sonder.com.
Q20.    What if I withdraw my election and then decide again that I want to participate in the Offer?
A20.    If you have withdrawn your election to participate with respect to some or all of your option grants and then decide again that you would like to participate in the Offer, you may reelect to participate by submitting a new properly completed election via the Offer website at https://www.myoptionexchange.com/ on or before the expiration date, in accordance with the procedures described in Q19 above and Section 4 and Section 5 of “The Offer” below.

Q.21.     What happens if I elect to reprice an option grant that is not underwater on the repricing date?
A.21.      Only “eligible options” can be repriced; see Q4 above. Therefore, if you elect to reprice a particular option grant that is not an eligible option as of the repricing date (for example, because the option’s exercise price is equal to or below the closing price of a share of our common stock on the repricing date), that option will not be repriced, and its terms will remain unchanged.
Q22.    Are you making any recommendation as to whether or not I should reprice my eligible options?
A22.    No. Neither Sonder nor any officer, director, employee or other person associated with us, is making any recommendation as to whether or not you should participate in the Offer. We understand that the decision whether or not to reprice your eligible options in the Offer may require consideration of various factors for many employees. Repricing your eligible options does carry risk (see “Risks of participating in the Offer” below for information regarding some of these risks), and there are no guarantees that you would ultimately receive greater value from your repriced options. As a result, you must make your own decision as to whether or not to participate in the Offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial adviser. (See Section 9 and Section 14 of “The Offer” below.)
Q23.    Will my decision to participate in the Offer have an impact on my ability to receive options or other equity awards in the future?
A23.    No. Your election to participate or abstain from participating in the Offer will have no effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1 of “The Offer” below.)
Q24.    Whom can I contact if I have questions about the Offer, or if I need additional copies of the Offer documents?
A24.    You should direct questions about the Offer and requests for printed copies of this Offer to Reprice and other Offer documents to the Sonder Stock Administration team at stockadmin@sonder.com. (See Section 10 of “The Offer” below.)

RISKS OF PARTICIPATING IN THE OFFER
Participating in the Offer involves a number of risks, including those described below. In addition, the risks described below are not the only risks facing Sonder. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and operating results. The risks described below, as well as the risk factors in our Quarterly Reports on Form 10-Q for our fiscal quarters ended
March 31, 2022 and June 30, 2022, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2021, filed with the SEC, which are hereby incorporated herein by reference, highlight some of the material risks of participating in the Offer. You should consider these risks carefully, and you are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we urge you to read the sections in this Offer to Reprice discussing the tax consequences of participating in the repricing of options pursuant to the Offer, as well as the rest of this Offer to Reprice, for a more in depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this Offer to Reprice and our SEC reports referred to above include “forward-looking statements.” These statements involve known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Forward-looking statements include the anticipated repricing date and any other statements that are not historical facts, and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk factors” included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and June 30, 2022 and our Annual Report on Form 10-K for the year ended December 31, 2021. Furthermore, such forward-looking statements speak only as of the date hereof. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.
For more details please see Section 9 of the “The Offer” below.
Risks Related to Participating in the Offer
Eligible options which are repriced pursuant to the Offer will be subject to the vesting giveback. You may not exercise these options until they vest, and such vesting requires that you remain in the service of Sonder or a member of our company group. If your service with us terminates for any or no reason, your unvested repriced options will expire automatically.
Following the repricing date, (a) each repriced option will become 100% unvested, and (b) on the applicable vesting cliff date (which is 6 months following the repricing date for all eligible employees other than eligible officers, for whom the vesting cliff date is 12 months following the repricing date), a number of shares subject to the repriced option will vest equal to the number of shares subject to the repriced option that would have been vested on the applicable vesting cliff date if such eligible option had not been tendered for repricing (including shares subject to the repriced option that were vested as of the repricing date and shares subject to the repriced option which would have vested during the period commencing on the repricing date and ending on the vesting cliff date), subject to the eligible employee remaining a service provider (as defined in the applicable Plan) through such vesting cliff date, and, thereafter, the repriced option will continue to vest according to the vesting schedule applicable to such repriced option prior to the repricing. Notwithstanding the foregoing, if, prior to being repriced, an eligible option was previously subject to a vesting schedule whereby none of the shares subject to such option would have vested prior to the expiration of the 6 or 12 month period following the repricing date, as applicable, then the vesting cliff date will be the date that is 3 months following the date that the first tranche of shares subject to the eligible option would have vested in the absence of the repricing.
This is true even if your eligible options are already 100% vested prior to the repricing date. Vesting requires the passage of time and that your services to us continue through each vesting date. If you do not remain an employee or other service provider with us through the date on which the vesting giveback expires, you will not have the right to purchase all of the shares subject to those repriced options. Instead, your repriced option will expire immediately upon your termination. As a result, you may not receive any value from your repriced options. Nothing in the Offer should be construed to confer upon you the right to remain an employee of Sonder or a member of our company group. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the repricing date or thereafter.
Furthermore, although we currently are not anticipating a merger or acquisition, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or any member of our company group terminates before part or all of your repriced options vest, you may not receive any value from the unvested portion of the repriced options.
The repriced options tendered by you in the Offer could become underwater after they are repriced.
The repriced options will have an exercise price per share equal to the closing sales price of a share of our common stock as reported on the Nasdaq Global Select Market on the repricing date. If the trading price of our common stock decreases after the repricing date, the exercise price of your repriced options will be greater than the trading price of our common stock, and you will not be able to realize any gain from the exercise of your repriced options. The trading price of our common stock has been volatile, and there can be no assurances regarding the future price of our common stock or that the trading price of our common stock will increase after the repricing date.
Tax-Related Risks
If you elect to reprice an eligible option that is an incentive stock option, the holding period of such repriced incentive stock option will begin from the repricing date.
If you elect to have your eligible options repriced, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the repricing. However, to the extent such eligible options are incentive stock options, such repricing will be considered a “modification” of those incentive stock options for tax purposes.
This means that your repriced options will continue to be incentive stock options, but the date of grant for purposes of the incentive stock option holding periods applicable to those repriced options will be the repricing date. Therefore, in order to receive favorable tax treatment with respect to such repriced options, you must not dispose of the shares received from the exercise of the repriced options within two years from the repricing date or within one year from the date of exercise.
For more detailed information, please read the rest of this Offer to Reprice, and see the tax disclosure set forth under Section 14 of “The Offer” below.
The Offer currently is expected to remain open for less than 30 calendar days. If the Offer period is extended, even if you choose not to participate in the Offer, if you are a U.S. taxpayer employee you will be required to restart the measurement periods required to be eligible for favorable tax treatment for your existing eligible options that are incentive stock options.
Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than two years after the grant date and for more than one year after the date of exercise. Under the U.S. tax rules governing incentive stock options, if an offer to modify an incentive stock option remains outstanding for 30 or more calendar days, then the incentive stock option is deemed modified regardless of whether you participate in the offer. The Offer currently is expected to remain open for less than 30 calendar days, and therefore should not result in a modification of your incentive stock options, but if we decide to extend the Offer for business or other reasons, a modification may result.
In the event of a deemed modification, your eligible options will continue to be incentive stock options, but the date of grant for purposes of the incentive stock option holding periods applicable to such eligible options will be the date the Offer commenced (October 18, 2022). Therefore, in order to receive favorable tax treatment with respect to such eligible options in the event of a deemed modification, you must not dispose of the shares received from the exercise of the eligible options within two years from the date the Offer commenced (October 18, 2022) or within one year from the date of exercise.
For more detailed information, please read the rest of this Offer to Reprice, and see the tax disclosure set forth under Section 14 of “The Offer” below.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences relating to the Offer.
If you are subject to the tax laws of a country other than the United States (even if you are a resident of the United States) or if you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be other tax and social insurance consequences to you of participating in the Offer. You should consult your own tax advisors to discuss these consequences. For more detailed information, please read the rest of this Offer to Reprice, including Section 14 of “The Offer” below.
Risks Related to Our Business and Industry, Government Regulation, Indebtedness and Liquidity, and Ownership of our Securities

You should carefully review the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and our Annual Report on Form 10-K for the year ended December 31, 2021, which are hereby incorporated herein by reference, and also the other information provided in this Offer to Reprice and the other materials that we have filed with the SEC, before making a decision on whether to elect to reprice your options. You may access these filings electronically at the SEC’s website at http://www.sec.gov. In addition, we will provide without charge to you, upon your request, a copy of any or all of the documents to which we have referred you. Please see Section 17 of “The Offer”, entitled “Additional information,” for instructions on how you can obtain copies of our SEC filings.

THE OFFER
1.    Eligibility.
You are an “eligible employee” if you are an employee of Sonder (including an eligible officer) or a member of our company group as of the date that the Offer commences, who holds an eligible option and remains an employee of Sonder through the repricing date; provided, however, that consultants and non-employee members of our board of directors will not be eligible employees. Our executive officers and directors are listed on Schedule A of this Offer to Reprice.
To receive a repriced option, you must remain employed by us, a member of our company group, or a successor entity through the repricing date. For purposes of your eligibility to participate in the Offer, your employment with Sonder will not be considered to have terminated while you are on a leave of absence that has been approved by Sonder. If you do not satisfy all of the requirements of an eligible employee, your current eligible options will continue in accordance with their existing terms and conditions. If we do not extend the Offer, the repricing date is expected to be November 15, 2022. Except as provided by any applicable law, your employment with us or any member of our company group will remain “at-will” and can be terminated by you or your employer at any time, with or without cause or notice. In order to continue to vest in your repriced options, you must remain an employee or other service provider through each relevant vesting date.
2.    Participation in repricing; expiration date.
Subject to the terms and conditions of the Offer, all stock options held by an eligible employee, whether vested or unvested, to purchase shares of our common stock that (i) have a per share exercise price greater than the closing price of a share of our common stock on the repricing date, (ii) were granted under the 2019 Plan or the 2021 Plan, and (iii) are outstanding at the commencement of the Offer and remain outstanding and unexercised as of the expiration date, are eligible for repricing. If a particular option expires after the commencement of the Offer, but before the expiration date, that option is not eligible for repricing.
Participation in the Offer is completely voluntary. You may pick and choose which of your eligible option grants you elect to reprice. If you hold more than one option grant under the Plans, you may elect to reprice one or more of such option grants without having to reprice all of your eligible options. However, if you elect to participate in the Offer, you must reprice the entire outstanding and unexercised portion of any particular eligible option grant that you choose to reprice. You may not elect to reprice only a portion of any particular option grant (such as the vested portion, or unvested portion, or otherwise). Instead, if you participate in the Offer, you must accept the Offer with respect to all of the shares or our common stock subject to each particular eligible option grant. We are not accepting partial tenders of any option grants. However, you may elect to reprice the remaining portion of any option grant that you have already partially exercised.
For example and except as otherwise described below, if you hold (i) an option grant to purchase 1,000 shares of our common stock, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares of our common stock and (iii) an option grant to purchase 2,000 shares of our common stock, you may elect to reprice:
The first option grant, covering the entire remaining 300 shares of our common stock,
The second option grant, covering 1,000 shares of our common stock,
The third option grant, covering 2,000 shares of our common stock,
One, two or all three of your three option grants, or
None of your option grants.
These are your only choices in the above example. You may not elect, for example, to reprice your first option grant with respect to only 150 shares of our common stock (or any other partial amount) under that option grant or less than all of the shares of our common stock under the second or third option grants.
If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option grant, then, unless otherwise provided by our board of directors, you may not participate in the Offer with respect to such eligible option grant. Unless otherwise provided by our board of directors, you may accept the Offer only with respect to an eligible option grant of which you are both the legal and beneficial owner. As described above, we are not accepting partial tenders of an eligible option grant, so you may not accept the Offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else, unless otherwise provided by our board of directors.
For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares of our common stock that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 shares of our common stock), you may not elect to reprice any portion of the eligible option grant covering 3,000 shares of our common stock.

Repriced options
Subject to the terms of the Offer and upon our acceptance of your properly tendered options, the exercise price of each tendered option will be lowered to be equal to the closing price of a share of our common stock on Nasdaq on the repricing date.
Repriced options will be subject to the vesting giveback. On the repricing date, (a) each repriced option will become 100% unvested, and (b) on the applicable vesting cliff date (which is 6 months following the repricing date for all eligible employees other than eligible officers, for whom the vesting cliff date is 12 months following the repricing date), a number of shares subject to the repriced option will vest equal to the number of shares subject to the repriced option that would have been vested on the applicable vesting cliff date if such eligible option had not been tendered for repricing (including shares subject to the repriced option that were vested as of the repricing date and shares subject to the repriced option which would have vested during the period commencing on the repricing date and ending on the vesting cliff date), subject to the eligible employee remaining a service provider (as defined in the applicable Plan) through such vesting cliff date, and, thereafter, the repriced option will continue to vest according to the vesting schedule applicable to such repriced option prior to the repricing. Notwithstanding the foregoing, if, prior to being repriced, an eligible option was previously subject to a vesting schedule whereby none of the shares subject to such option would have vested prior to the expiration of the 6 or 12 month period following the repricing date, as applicable, then the vesting cliff date will be the date that is 3 months following the date that the first tranche of shares subject to the eligible option would have vested in the absence of the repricing.
All of the examples below presume that you remain an employee or other service provider with us through the date on which the vesting giveback expires and thereafter. In order to continue to vest in your repriced options, you must remain an employee or other service provider through each relevant vesting date. Your participation in the Offer and the repricing of your eligible options does not provide any guarantee or promise of continued service with us or a member of our company group. (See Section 9 of “The Offer” below.)
Example 1
For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer and that you tender in the Offer an eligible option grant to purchase 4,800 shares of our common stock. The eligible option was granted on May 24, 2020 and is scheduled to vest as to 1/48th of the shares subject to the eligible option each month following the date of grant, or 100 options per month, subject to your continued service with us or any member of our company group through such date. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and eligible options are repriced on November 15, 2022 when 2,900 of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced option will become fully unvested. On May 15, 2023, the vesting cliff date, your repriced option becomes vested as to 3,500 shares, which is the sum of the 2,900 shares vested as of the repricing date and the 600 shares which would have vested between the repricing date and May 15, 2023, absent the vesting giveback. On May 24, 2023, your repriced option continues to vest monthly pursuant to the vesting schedule applicable to such eligible option prior to the repricing.
Example 2
For illustrative purposes only, assume the same facts as set forth in Example 1, except your eligible option was granted on May 24, 2022 and vested as to 100% of the shares subject to the eligible option on the date of the grant. Assume also that the Offer expires and eligible options are repriced on November 15, 2022, when all 4,800 of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced options will become fully unvested. On May 15, 2023, the vesting cliff date, your repriced options become vested as to all 4,800 shares.
Example 3
For illustrative purposes only, assume the same facts as set forth in Example 1, except your eligible option was granted on May 24, 2022 and is scheduled to vest as to 25% of the shares subject to the eligible option on the anniversary of the date of grant (May 24, 2023), and as to 1/48th of the shares subject to the eligible option each month thereafter, subject to your continued service with us or any member of our company group through each such date. Assume also that the Offer expires and eligible options are repriced on November 15, 2022 when none of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced option will remain fully unvested. Although May 24, 2023, would typically be your applicable vesting cliff date, because none of the shares subject to your eligible option would have vested on or prior to May 15, 2023, your actual vesting cliff date for your repriced options will be the date that is 3 months following May 24, 2023, or August 24, 2023. On August 24, 2023, 1,500 shares will vest (the sum of 25% of the shares that would have vested in the absence of the repricing on May 24, 2023, and 3 additional months of vesting), and, thereafter, the eligible option will vest as to 1/48th of the shares subject to the eligible option (100 shares) each month, in each case subject to your continued service to us or a member of our company group.

The expiration date for the Offer will be 9:00 p.m., Pacific Time, on November 15, 2022, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event “expiration date” will refer to the latest time and date at which the extended Offer expires. See Section 15 of “The Offer” below for a description of our rights to extend, terminate, and amend the Offer.

3.    Purpose of the Offer.
We believe that the Offer will foster retention of our valuable employees and better align the interests of our employees with those of our stockholders to maximize stockholder value. We issued outstanding options to attract and retain the best available personnel and to provide additional incentives to our personnel. Many of our outstanding options, whether or not they currently are exercisable, have per share exercise prices that are significantly higher than the current market price for a share of our common stock. These options are commonly referred to as being “underwater.” We believe repricing eligible options will aid in motivating and retaining the eligible employees participating in the Offer because each repriced option would have a per share exercise price that reflects a more current price with respect to a share of our common stock. We believe that by implementing a vesting giveback on the repriced options, we provide for a reasonable and a balanced repricing of underwater options and that the vesting giveback would have a much stronger current impact on retention than do underwater options.
Further, not only do significantly underwater options have little or no retention value, but they also cannot be removed from our pool of equity awards granted until they are exercised, expire or otherwise terminate (for example, when an employee leaves our employment). If we do not conduct this Offer in which underwater stock options with low incentive value may be repriced, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to our employees. We believe structuring the program in this manner is in the best interests of our employees and stockholders, because it can provide incentive to our employees with appropriate stock options, maintain the outstanding stock option overhang, and conserve options for future grants.
Except as otherwise disclosed in this Offer to Reprice or in our SEC filings, we presently have no plans, proposals or active negotiations that relate to or would result in:
Any extraordinary transaction, such as a merger, reorganization or liquidation involving Sonder;
Any purchase, sale or transfer of a material amount of our assets;
Any material change in our present dividend rate or policy, or our indebtedness or capitalization;
Any change in our present board of directors or management, including without limitation any proposals or change in the number or term of directors or filling any existing board vacancies or any change in any executive officer’s material terms of employment;
Any other material change in our corporate structure or business;
Our common stock being delisted from Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;
Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or
Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
Neither we nor our board of directors nor executive officers makes any recommendation as to whether you should accept the Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Reprice and consult your own investment and tax advisers. You must make your own decision about whether to participate in the Offer.
4.    Procedures for electing to reprice options.
Proper election to reprice options
Participation in the Offer is voluntary. If you are an eligible employee, at the start of the Offer you will have received a launch email from Ruby Alexander, Sonder’s Deputy General Counsel, dated October 18, 2022, announcing the Offer (the “Launch Email”). If you want to participate in the Offer, you must complete the election process via the Offer website as outlined below on or before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022. If you do not want to participate, then no action is necessary.
Elections via the Offer website
1.     To submit an election via the Offer website, click on the link to the Offer website in the Launch Email or go to the Offer website at https://www.myoptionexchange.com/. Log in to the Offer website using the login instructions provided to you in the Launch Email (or if you previously logged into the Offer website, your updated login credentials). If you are logging in for the first time, you will be required to set up your account by clicking the “Register as a new user” link and following the instructions.
2.    After logging in to the Offer website, review the information and proceed through to the Make My Election page. You will be provided with personalized information regarding each option grant you hold under the Plans, including:
the grant date of the option grant;
the per share exercise price of the option grant;
whether the option grant is an incentive stock option or nonstatutory stock option; and
the number of vested and unvested shares of our common stock subject to the option grant as of November 15, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date).
3.    On the Make My Election page, make your selection next to each of your option grants to indicate which option grants you choose to reprice in the Offer by selecting “Reprice” or choose not to reprice in the Offer by selecting “Do Not Reprice.”
4.    Proceed through the Offer website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.
5.    Upon submitting your election, a confirmation statement will be generated by the Offer website and sent to you at your current email address. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process.
We must receive your properly completed and submitted election by the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022.
    Please note that you may make an election with regard to any option grant shown on the Offer website, but only options that are eligible options on the repricing date will be repriced on the repricing date.
If you elect to reprice any option grant in the Offer, you must elect to reprice all options subject to that option grant. If you hold more than one option grant, however, you may choose to reprice one or more of such option grants without having to reprice all of your option grants.
    We may extend the Offer. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date. Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on November 15, 2022, unless the offering period is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on December 15, 2022 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.
    You may change your mind after you have submitted an election and withdraw from the Offer at any time on or before the expiration date, as described in Section 5 below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration date. You also may change your mind about which of your eligible option grants you wish to have repriced. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election on or before the expiration date by following the procedures described in Section 5 below. This new election must be properly completed, signed (electronically via the Offer Website) and dated after any prior elections you have submitted and must list all eligible option grants you wish to reprice. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for repricing, you may do so at any time on or before the expiration date by following the procedures described in Section 5 below.
    Your delivery of all documents regarding the Offer, including elections, is at your risk. A confirmation statement will be generated by the Offer website and sent to you at your current email address at the time that you complete and submit your election via the Offer website. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation for any reason, we recommend that you confirm that we have received your election by contacting the Sonder Stock Administration team, by email at stockadmin@sonder.com. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline via the Offer website at https://www.myoptionexchange.com/ will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you encounter technical issues with respect to the Offer website, please contact the Sonder Stock Administration team by email at stockadmin@sonder.com.
This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for repricing that we determine is not in the appropriate form or that we determine it is unlawful to accept. Subject to the terms and conditions of the Offer, we will accept all properly tendered eligible option grants promptly after the expiration of the Offer.
Our receipt of your election is not by itself an acceptance of your options for repricing. For purposes of the Offer, we will be deemed to have accepted options for repricing that are validly elected to be repriced and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for repricing. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for repricing will be repriced on the repricing date, which we presently expect will be November 15, 2022.
Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects
We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any eligible options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for repricing that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn, subject to the terms of the Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.
Our acceptance constitutes an agreement
Your election to reprice options through the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your options for repricing will constitute a binding agreement between Sonder and you upon the terms and subject to the conditions of the Offer.
5.    Withdrawal rights and change of election.
You may change an election you previously made with respect to some or all of your eligible options, including an election to withdraw all of your eligible options from the Offer, only in accordance with the provisions of this section. You may change your mind after you have submitted an election and withdraw some or all of your elected eligible options from the Offer at any time before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022. If we extend the expiration date, you may change or withdraw your election of tendered options at any time until the extended Offer expires. In addition, although we intend to accept all validly tendered eligible options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on December 15, 2022 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter up to such time as Sonder does accept your properly tendered options.
To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from the Offer, you must deliver a valid new election indicating only the eligible option grants you wish to reprice in the Offer or a valid new election indicating that you reject the Offer with respect to all of your eligible options, by completing the election process via the Offer website outlined below on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022.
Proper election changes and withdrawals
Election changes and withdrawals via the Offer website
1.Log in to the Offer website using your login credentials and via the link provided in the Launch Email or go to the Offer website at https://www.myoptionexchange.com/.

2.    After logging in to the Offer website, review the information and proceed through to the Make My Election page, where you will find personalized information regarding each option grant you hold under the Plans, including:
the grant date of the option grant;
the per share exercise price of the option grant;
whether the option grant is an incentive stock option or nonstatutory stock option; and
the number of vested and unvested shares of our common stock subject to the option grant as of November 15, 2022 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date).
3.    On the Make My Election page, make your selection next to each of your option grants to indicate which option grants you choose to reprice in the offer by selecting “Reprice” or choose not to reprice in the offer by selecting “Do Not Reprice.”
4.    Proceed through the Offer website by following the instructions provided. Review your selections and confirm that you are satisfied with your selections. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Offer documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.
5.    Upon submitting your election, a confirmation statement will be generated by the Offer website and sent to you at your current email address. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Offer via the Offer website.
You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the expiration of the Offer, currently expected to be 9:00 p.m., Pacific Time, on November 15, 2022. Any options with respect to which you do not revise your election will be bound to your prior election.
    Please note that you may make an election with regard to any option grant shown on the Offer website, but only options that are eligible options on the repricing date will be repriced on the repricing date.
If you change your election to withdraw some or all of your eligible option grants, you may elect later to reprice the withdrawn eligible option grants again at any time on or before the expiration of the Offer. All eligible option grants that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to reprice such eligible option grants on or before the expiration of the Offer. To reelect to reprice some or all of your eligible option grants, you must submit a new election form to Sonder on or before the expiration of the Offer by following the procedures described in Section 4 of this Offer to Reprice. This new election must be properly completed, signed (via the Offer website) and dated after your previously submitted election and must list all eligible option grants you wish to reprice. Upon our receipt of your properly completed, signed (electronically via the Offer website) and dated election, any prior election will be disregarded in its entirety and will be considered replaced in full by the new election. Each time you make an election on the Sonder Offer website, please be sure to make an election with respect to each of your eligible option grants.
Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form, validity, eligibility, including time of receipt, and acceptance of of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
Your delivery of all documents regarding the Offer, including elections, is at your risk. A confirmation statement will be generated by the Offer website and sent to you at your current email address at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election If you do not receive a confirmation for any reason, we recommend that you confirm that we have received your election by contacting the Sonder Stock Administration team by email at stockadmin@sonder.com. Note that if you submit any election within the last two U.S. business days prior to the expiration of the Offer, time constraints may prevent us from providing a confirmation by email prior to the expiration of the Offer. Only responses that are properly completed and actually received by us by the deadline via the Offer website at https://www.myoptionexchange.com/ will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you encounter technical issues with respect to the Offer website, please contact the Sonder Stock Administration team by email at stockadmin@sonder.com.

6.    Acceptance of options for repricing.
Upon the terms and conditions of the Offer and promptly following the expiration of the Offer, we will accept for repricing all eligible options properly tendered and not validly withdrawn before the expiration of the Offer. In addition, as discussed in Sections 9 and 14 of this Offer to Reprice, the holding periods of all repriced options which are incentive stock options will restart from the repricing date. Subject to the terms and conditions of the Offer, if your eligible options are properly tendered by you for repricing and accepted by us, these eligible options will be repriced as of the repricing date, which we anticipate to be November 15, 2022.
For purposes of the Offer, we will be deemed to have accepted options for repricing that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the repricing date. Promptly following the expiration date and repricing date, we will give oral or written notice to the option holders generally of our acceptance for repricing of the options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Reprice, we currently expect that we will accept, promptly after the expiration of the Offer, all properly tendered options that are not validly withdrawn.
We will reprice the options on the repricing date, which is the same calendar day as the expiration date. We expect the repricing date to be November 15, 2022.
Repriced options will be subject to the vesting giveback. Options that we do not accept for repricing will remain outstanding until they are exercised or cancelled or expire by their terms and will retain their current exercise price, current vesting schedule and current term.
7.    Conditions of the Offer.
Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for repricing, and we may terminate the Offer, or postpone our acceptance and repricing of any options tendered for repricing, in each case, subject to Rule 13e 4(f)(5) under the Exchange Act, if at any time on or after the date the Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;
Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Reprice for a description of the contemplated benefits of the Offer to us);
There will have occurred:
oany general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over the-counter market in the United States, othe declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, oany limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States, oin our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Offer, othe commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or oif any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;
A tender or exchange offer, other than the Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:
oany person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Offer, oany such person, entity or group that had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or oany new group will have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for repricing of eligible options;
There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of the Offer (as described in Section 12 of this Offer to Reprice);
Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;
Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Reprice for a description of the contemplated benefits of the Offer to us); or
Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to Sonder that have resulted, or may result in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Reprice for a description of the contemplated benefits of the Offer to us).
If any of the above events occur, we may:
Terminate the Offer;
Complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended Offer expires;
Amend the terms of the Offer; or
Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.
The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
8.    Price range of shares underlying the options.
The Sonder common stock that underlies your options is traded on Nasdaq under the symbol “SOND.” Shares of our common stock commenced trading on the Nasdaq Global Select Market on January 19, 2022. The following table shows, for the periods indicated, the high and low sales price per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2022
Fourth Quarter (through October 17, 2022)	$2.24	$1.51
Third Quarter	$2.77	$0.90
Second Quarter	$5.11	$0.92
First Quarter	$10.88	$4.05

On October 17, 2022, the last reported closing sales price of our common stock, as reported by Nasdaq, was $2.19 per share.
You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the Offer.

9.    Source and amount of consideration; terms of repriced options.
Consideration
We will reprice options properly elected to be repriced by you and accepted by us for such repricing. Subject to the terms and conditions of the Offer, upon our acceptance of your properly tendered eligible options, you will be entitled to have such options repriced. Repriced options will be subject to the vesting giveback, as described below under “General terms of repriced options.”
If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of the Offer, options to purchase approximately 24,155,664 shares would be repriced, or approximately 11.08% of the total shares of our common stock outstanding as of October 14, 2022.
General terms of repriced options
Repriced options will generally be subject to the same terms applicable to such repriced options prior to the repricing, except, on the repricing date, (a) each repriced option will become 100% unvested, and (b) on the applicable vesting cliff date (which is 6 months following the repricing date for all eligible employees other than eligible officers, for whom the vesting cliff date is 12 months following the repricing date), a number of shares subject to the repriced option will vest equal to the number of shares subject to the repriced option that would have been vested on the applicable vesting cliff date if such eligible option had not been tendered for repricing (including shares subject to the repriced option that were vested as of the repricing date and shares subject to the repriced option which would have vested during the period commencing on the repricing date and ending on the vesting cliff date), subject to the eligible employee remaining a service provider (as defined in the applicable Plan) through such vesting cliff date, and, thereafter, the repriced option will continue to vest according to the vesting schedule applicable to such repriced option prior to the repricing. Notwithstanding the foregoing, if, prior to being repriced, an eligible option was previously subject to a vesting schedule whereby none of the shares subject to such option would have vested prior to the expiration of the 6 or 12 month period following the repricing date, as applicable, then the vesting cliff date will be the date that is 3 months following the date that the first tranche of shares subject to the eligible option would have vested in the absence of the repricing.
All of the examples below presume that you remain an employee or other service provider with us through the date on which the vesting giveback expires and thereafter. In order to continue to vest in your repriced options, you must remain an employee or other service provider through each relevant vesting date. Your participation in the Offer and the repricing of your eligible options does not provide any guarantee or promise of continued service with us or a member of our company group.
Example 1
For illustrative purposes only, assume that you are an eligible employee who is not an eligible officer and that you tender in the Offer an eligible option grant to purchase 4,800 shares of our common stock. The eligible option was granted on May 24, 2020 and is scheduled to vest as to 1/48th of the shares subject to the eligible option each month following the date of grant, or 100 options per month, subject to your continued service with us or any member of our company group through such date. There are no specific accelerated vesting terms that apply to your eligible option grant. Assume also that the Offer expires and eligible options are repriced on November 15, 2022 when 2,900 of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced option will become fully unvested. On May 15, 2023, the vesting cliff date, your repriced option becomes vested as to 3,500 shares, which is the sum of the 2,900 shares vested as of the repricing date and the 600 shares which would have vested in the six months between the repricing date and May 15, 2023, absent the vesting giveback. On May 24, 2023, the first vesting date after the vesting cliff date, your repriced option continues to vest monthly, pursuant to the vesting schedule applicable to such eligible option prior to the repricing.
Example 2
For illustrative purposes only, assume the same facts as set forth in Example 1, except your eligible option was granted on May 24, 2022 and vested as to 100% of the shares subject to the eligible option on the date of the grant. Assume also that the Offer expires and eligible options are repriced on November 15, 2022, when all 4,800 of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced options will become fully unvested. On May 15, 2023, the vesting cliff date, your repriced options become vested as to all 4,800 shares.
Example 3
For illustrative purposes only, assume the same facts as set forth in Example 1, except your eligible option was granted on May 24, 2022 and is scheduled to vest as to 25% of the shares subject to the eligible option on the anniversary of the date of grant (May 24, 2023), and as to 1/48th of the shares subject to the eligible option each month thereafter, subject to your continued service with us or any member of our company group through each such date. Assume also that the Offer expires and eligible options are repriced on November 15, 2022 when none of the option shares have vested. Under the terms of the Offer, on the repricing date, your repriced option will remain fully unvested. Although May 24, 2023, would typically be your applicable vesting cliff date, because none of the shares subject to your eligible option would have vested on or prior to May 15, 2023, your actual vesting cliff date for your repriced options will be the date that is 3 months following May 24,

2023, or August 24, 2023. On August 24, 2023, 1,500 shares will vest (the sum of 25% of the shares that would have vested in the absence of the repricing on May 24, 2023, and 3 additional months of vesting), and, thereafter, the eligible option will vest as to 1/48th of the shares subject to the eligible option (100 shares) each month, in each case subject to your continued service to us or a member of our company group.
Registration of shares underlying repriced options
All of the shares of Sonder common stock issuable upon exercise of repriced options have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of Sonder for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your repriced options free of any transfer restrictions under applicable U.S. securities laws.
Tax consequences
You should refer to Section 14 of this Offer to Reprice for a discussion of the U.S. federal income tax consequences of the repriced options, as well as the consequences of accepting or rejecting the Offer.
We strongly recommend that you consult with your own advisers to discuss the consequences to you of this transaction.
10.    Information concerning Sonder.
Our principal executive offices are located at 101 15th Street, San Francisco, CA 94103, and our telephone number is (617) 300-0956. Questions regarding this option repricing should be directed to the Sonder Stock Administration team, by email at stockadmin@sonder.com.
Sonder’s mission is to revolutionize hospitality through design and technology to make a world of better stays open to all. With our innovative end-to-end model, we aim to provide better choice, comfort, reliability and value across a wide variety of use cases — from one night to extended stays — for our diverse mix of traveler types. Officially launched in 2014 and headquartered in San Francisco, California, Sonder’s unique product portfolio of approximately 18,700 Live and Contracted Units — from rooms to suites to apartments — spans 41 cities in 10 countries and three continents as of June 30, 2022. Live Units represent the total number of units available for guest bookings on Sonder.com, the Sonder app and other channels at a given point in time. Contracted Units are Units for which we have signed real estate contracts, but are not yet available for guests to book.
We work directly with real estate developers and property owners to lease, manage and operate spaces, providing guests with exceptionally designed accommodations. We operate and manage over 250 Live properties using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground support.
The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for our fiscal year ended December 31, 2021, and included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022, are incorporated herein by reference. Please see Section 17 of this Offer to Reprice titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
11.    Interests of executive officers and directors; transactions and arrangements concerning the options.
A list of our executive officers and members of our board of directors as of October 18, 2022, is attached to this Offer to Reprice as Schedule A. Each non-employee member of our board of directors is not eligible to participate in the Offer. Our executive officers may participate in the Offer. As of October 18, 2022, our executive officers (5 persons) as a group held options unexercised and outstanding under our Plans to purchase a total of 8,153,615 shares of our common stock, which represented approximately 31.52% of the shares subject to all options outstanding under our Plans as of that date. As of October 18, 2022, non-employee members of our board of directors (5 persons) as a group held no options under our Plans.
The following table sets forth the beneficial ownership of each of our executive officers and directors of options granted under our Plans that are outstanding as of October 18, 2022. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for repricing) to purchase shares of our common stock under the Plans, which was 24,155,664 shares as of October 18, 2022.

Name	Position	Number of shares covered by outstanding options granted under the Plans	Percentage of total outstanding options under the Plans
Francis Davidson	Chief Executive Officer and Director (Chairperson of the Board)	4,728,634	19.58%
Sanjay Banker	President and Chief Financial Officer	1,557,990	6.45%
Martin Picard	Chief Real Estate Officer	1,557,345	6.45%
Chris Berry	Chief Accounting Officer	0	0%
Philip Rothenberg	General Counsel and Secretary	309,646	1.28%
Nabeel Hyatt	Director	0	0%
Frits Dirk van Paasschen	Director	0	0%
Janice Sears	Director	0	0%
Gilda Perez-Alvarado	Director	0	0%
Michelle Frymire	Director	0	0%
Except as described below, neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our common stock, or in transactions involving our common stock during the 60 days before and including October 18, 2022.

Name of Executive Officer/Director	Date of Transaction	Amount of Securities Involved	Price Per Share ($)	Where and How the Transaction was Effected
Martin Picard	9/15/2022	46,332	Weighted average of $2.14 with open market sales prices from $1.84 to $2.16	Exercise of expiring options; open market sales
Michelle Frymire	9/12/2022	142,857	$0.00	Grant of restricted stock units
Except as otherwise described in this Offer to Reprice or in our filings with the SEC, other than outstanding options to purchase common stock and restricted stock units granted from time to time pursuant to our Plans or stock purchase rights granted from time to time pursuant to our employee stock purchase plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).
12.    Accounting consequences of the Offer.
We have adopted the provisions of the Financial Accounting Standard Board’s Accounting Standards Update 2014-12, Compensation-Stock Compensation (Topic 718) (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize the grant date fair value of the tendered eligible option(s) plus the incremental compensation cost of the repriced option(s), if any. The incremental compensation cost will be measured as the excess, if any, of the fair value of the repriced option(s) over the fair value of the original eligible option(s) prior to the repricing. The fair value of repriced option(s) and the fair value of the related eligible option(s) will be measured as of the repricing date. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the repriced option(s).

The amount of compensation cost will depend on a number of factors, including the level of participation in the Offer and the exercise price per share of eligible option(s), as applicable, that are repriced. Since these factors cannot be predicted with any certainty as of the date of this Offer to Reprice and will not be known until the expiration date, we cannot predict the exact amount of the charge (if any) that will result from the Offer.

13.    Legal matters; regulatory approvals.
We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our repricing of options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the completion of the Offer as contemplated herein. Should any additional approvals or notice filings or other actions be required, we presently contemplate that we will seek such approvals, make such filings or take such other actions. However, we cannot assure you that we will seek such approvals, make such filings or take such other actions or that any such approvals, filings or other actions, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approvals, to make such filings or take any other actions would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for repricing is subject to the conditions described in Section 7 of this Offer to Reprice.
If we are prohibited by applicable laws or regulations from repricing options or required to obtain a license or regulatory permit or make any other filing before repricing options on the repricing date, we will not reprice any eligible options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the repricing, but if the repricing is prohibited or seems not feasible to be made on the repricing date, we will not reprice any eligible options, and your options will vest and expire in accordance with their terms.
14.    Material income tax consequences.
Material U.S. federal income tax consequences
The following is a general summary of the material U.S. federal income tax consequences of participating in the repricing of options pursuant to the Offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder, and administrative and judicial interpretations as of the date of this Offer to Reprice, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, and local tax consequences for each eligible employee will depend upon his or her individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the U.S. federal income tax consequences summarized herein.
We recommend that you consult your own tax adviser with respect to the U.S. (or non-U.S., as applicable) federal, state, and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

To the extent repriced options are incentive stock options, the repricing will be considered a “modification” of those incentive stock options for U.S. tax purposes. This means that the repriced options will continue to be incentive stock options to the maximum extent permitted by law, but the date of grant for purposes of the incentive stock option holding periods applicable to those repriced options will be the repricing date. Therefore, in order to receive favorable U.S. tax treatment with respect to such repriced options, you must not dispose of the shares received from the exercise of the repriced options within two years from the repricing date or within one year from the date of exercise.
Additionally, if the Offer remains open for more than 30 calendar days, then all incentive stock options will be considered “modified,” regardless of whether the Offer is accepted. This will result in a deemed re-grant of such incentive stock options such that the date of grant for purposes of the two-year holding period necessary to receive favorable U.S. tax treatment will restart. The Offer is not currently scheduled to remain outstanding for 30 calendar days or more, and therefore should not result in an automatic modification of all incentive stock options, but if we decide to extend the Offer for business or other reasons, a modification may result. In the event of such a modification, your eligible options will continue to be incentive stock options, but the date of grant for purposes of the incentive stock option holding periods applicable to such eligible options will be the date the Offer commenced (October 18, 2022). Therefore, in order to receive favorable tax treatment with respect to such eligible options in the event of a deemed modification, you must not dispose of the shares received from the exercise of the eligible options within two years from the date the Offer commenced (October 18, 2022) or within one year from the date of exercise.

Under current U.S. tax law, there is a limit to the annual benefit a single person may receive from incentive stock options, preventing more than $100,000 worth of incentive stock options from becoming exercisable for the first time in a calendar year. The fair market value of the shares subject to an incentive stock option for purposes of this “$100,000 rule” is determined as of the grant date for each such option. To the extent more than $100,000 of options granted as incentive stock options first become exercisable in any calendar year, the options in excess of $100,000 are treated as nonstatutory stock options for U.S. tax purposes. Therefore, an eligible employee’s repriced options will be incentive stock options up to the $100,000 limit; any excess stock options will be treated as nonstatutory stock options.

Incentive stock options
Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant or repricing of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, the exercise of an incentive stock option may affect an option holder’s alternative minimum taxable income. Upon exercise of an incentive stock option, the option holder will be required to include the amount equal to the excess of the fair market value of the exercised shares on the date of exercise over the exercise price as an adjustment item in the determination of any alternative minimum tax. However, if the option holder disposes of the exercised shares in the same calendar year as the date of exercise of the incentive stock option, then no adjustment will be made in determining such alternative minimum tax. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.
If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
more than two years after the date the incentive stock option was granted (and the repricing date is deemed to be a repriced option’s grant date for this purpose); and
more than one year after the date the incentive stock option was exercised.
If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be treated as ordinary income to the option holder at the time of the disposition. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the option holder has held the shares for more than one year.
Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of ordinary income taxable to the option holder.
Nonstatutory stock options
Under current U.S. tax law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the nonstatutory stock option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder.
We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.
Upon disposition of the exercised shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time the option holder recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.
If the option holder was an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
We recommend that you consult your tax adviser with respect to the U.S. (or non-U.S., as applicable) federal, state, and local tax consequences of participating in the Offer.
Material income tax consequences and certain other considerations for eligible employees who reside outside the U.S.
This discussion summarizes the likely tax consequences associated with the tender of eligible options for repricing by Sonder. This summary assumes that you are and will continue to be resident in the relevant country and is based upon tax laws as well as administrative and judicial interpretations in effect as of September 2022. If these tax laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. This summary is limited to a general description of the national tax laws, and is not intended to address local, city, regional, or other provincial tax laws that may be applicable to you.
The tax consequences of the repricing are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with the tender of eligible options for repricing. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result.
If you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance contribution consequences for more than one country that may apply to you.
You should review the information carefully and consult your own tax adviser regarding your personal situation before deciding whether or not to participate in the offer.
Canada
Eligible employees resident in Canada who participate in the Offer may be subject to federal and provincial tax in Canada as a result of their participation in the Offer. You should consult your tax adviser to determine the applicable federal and provincial tax consequences of participating in the Offer.
You will be responsible for reporting and paying any applicable taxes resulting from your participation in the Offer.
France
Eligible employees who participate in the Offer, i.e. the modification of the vesting conditions and exercise price of the eligible options, under the Offer generally will not be subject to tax or social contributions in France at the time of the exchange. We believe that the amendment of the conditions of the eligible options will be treated as a non-taxable event. Note that the eligible options, as amended, will not qualify for favorable tax and social contributions treatment in France.
Upon exercise of the amended eligible options, you will be subject to tax and social insurance contributions on difference between (i) the fair market value of the shares acquired and (ii) the exercise price of the eligible options, as amended.
When you sell the shares acquired upon exercise of the options, the “capital gain” (i.e., the difference between the sales proceeds and the fair market value of the shares upon exercise of the options) will subject to tax and social surtaxes.
If your employer does not report and withhold income and applicable social insurance contributions upon exercise of the options, you will be responsible for reporting and paying any applicable taxes in connection with the exercise of the options.
Italy
Eligible employees who tender outstanding eligible options for cancellation and are granted new options under the options repricing program generally will not be subject to tax in Italy at the time of the new grant, since the cancellation of eligible options and the grant of new options will be treated as a non-taxable event. The shares acquired under the options repricing program will not qualify for favorable tax treatment in Italy.
Upon vesting of the new options, you will be subject to income tax on the fair market value of the shares issued upon vesting calculated by multiplying the number of shares by the fair market value on the vesting date. The fair market value is determined as the average price of the shares on the stock exchange in the thirty days preceding the vesting date.
Unless your employer reports and withholds income on the pay slip upon vesting of the new options, you will be responsible for reporting and paying any applicable taxes in connection with the shares.
The shares acquired under the options repricing program will not subject to social security contribution.
The value of the shares held outside of Italy by Italian residents is subject to a foreign asset tax. The taxable amount will be the fair market value of the shares assessed at the end of the calendar year. No tax payment duties arise if the amount of the shares held abroad does not exceed a threshold fixed by the law.
When you sell the shares acquired upon vesting of the new options, the “capital gain” (i.e., the difference between the sales proceeds and the fair market value of the shares at vesting) will be subject to tax at a flat rate fixed by the law but not to social security contribution.
An eligible employee that holds investments abroad or foreign financial assets (e.g., shares) is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. These reporting obligations will also apply to beneficial owners of foreign financial assets, even if they do not directly hold investment abroad or foreign assets.
Eligible employees are advised to consult a personal legal advisor to ensure compliance with applicable reporting requirements.
The grant of options under the Plans are exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in Italy.

Netherlands
Eligible employees who tender outstanding eligible options for amendment and are granted awards of amended stock option rights pursuant to the Offer (“New Stock Options”) should typically not be subject to taxation in the Netherlands at the time of the amendment of the eligible options provided that this amendment solely concerns certain terms and conditions of the eligible options and no (deemed) transfer or issuance of new stock options. Irrespective of the foregoing, you should consult your tax advisor to determine your personal tax position.
Upon exercise of the New Stock Options, you will be subject to Dutch wage tax and Dutch social security charges on the fair market value of the shares at the time of exercise. Your employer has a withholding obligation for Dutch wage tax and Dutch social security purposes and as such will withhold the required amount and remit this to the Dutch tax authorities.
Please note that pursuant to new legislation that is expected to enter into force per 1 January 2023, in short, under circumstances the taxable moment of stock options can voluntarily be postponed to the moment when the shares received after exercise become marketable (should this not be immediately the case, for instance as a result of a lock-up period). Based on this new legislation, it should be possible to continue to opt for taxation upon exercise of the stock options as well. You should consult your tax advisor to determine the fair market value of the delivered shares and whether wage tax and social security charges will be due upon exercise of the New Stock Options or when the shares become marketable depending on the exercise date and the enactment of the new legislation.
When you sell the shares acquired upon exercise of the New Stock Options, if the shares constitute a “substantial or lucrative interest” for Dutch tax purposes any income or gain will be taxable at progressive rates in Box 1 (which will depend upon the type of shares received by the participant, the percentage shareholding and the conditions attached to the shares – generally, we would not expect this to be the case for a programme of this nature). After the New Stock Options have been exercised and taxed as employment income and provided that these do not constitute a substantial or lucrative interest, the shares should be subsequently be allocated to your Box 3 assets and liabilities which form the basis for determining your income from savings and investments (inkomen uit sparen en beleggen). In that situation, a sale of the shares would not be separately taxable. For a comprehensive overview of the personal taxation, you should consult your tax advisor.
Under the current legislation, your employer is required to withhold wage withholding tax (as a pre-levy to income tax) and any social security charges payable on any gain derived from the exercise of the New Stock Options. Withholding (partially) in the form of shares is possible from a Dutch tax perspective. Moreover, your employer is required to file a wage withholding tax return and account for all wage withholding tax and social security contributions due before the end of the month following the relevant filing period.
If you are invited to file a Dutch personal income tax return (not automatically the case) or if you are aware that you have a personal income tax liability (which may be the case if you have earned income which was not subject to wage withholding tax) you must file a personal income tax return which should include any income or gains derived from the New Stock Options and / or the shares received under such awards.
Spain
Eligible employees who tender outstanding and unexercised eligible options for repricing under the Offer generally will not be subject to tax in Spain at the time of the repricing. We believe that the repricing of eligible options will be treated as a non-taxable event.
When you exercise the eligible options, the income by the difference between the market value of the shares on the date of exercise of the option and the purchase price paid by you will be subject to tax.
When you sell the shares received, the capital gain may be subject to tax. The gain is equal to the difference between the shares’ value at the disposal date and at the acquisition date.
The employer may have to make a payment on account to the Spanish tax authorities at the time of exercise of the options. You will be responsible for reporting and paying applicable taxes in connection with the exercise of the options and the subsequent sale of shares.
Switzerland
Under current Swiss law, an option holder generally will not realize taxable income upon the grant or repricing of an incentive stock option. However, any income derived from the exercise of an incentive stock option is generally subject to Swiss employment income tax and social security contributions if and to the extent that the person exercising the incentive stock option has been tax resident and/or working in Switzerland during the time between the grant or repricing and the time of vesting. Only for options that are listed on a stock market and that can be exercised or sold as from vesting, Swiss employment income taxes and social security contributions already apply on the fair market value of the stock option incentive as of the time of vesting. Capital gains derived from a sale of options or shares after Swiss employment income taxation applied are generally tax free in Switzerland. Under certain circumstances, however, capital gains can be reclassified as taxable income. Secondary market transactions with shares (but not with options) are subject to a Swiss securities transfer tax of up to 0.3% if a Swiss securities dealer is involved as a party or intermediary to the transaction (all as defined in the Swiss Federal Act on Stamp Duties) and if no exemption applies.
United Kingdom
Under current UK tax law, an employee who is resident in the UK for tax purposes will not be subject to income tax on the grant of employment-related securities options. However, when the option holder exercises the options, the difference between the exercise price of the options and the market value of the shares acquired on exercise generally will be subject to income tax and employee and employer national insurance contributions.
The employing entity is generally required to withhold any income tax and employee national insurance contributions due on the exercise of options.
When any shares acquired on exercise are eventually sold, any “capital gain”, i.e., the difference between the sales proceeds and the market value of the shares on exercise, is normally chargeable to capital gains tax (subject to any available tax-free allowance). This is payable via self-assessment.
The obligation to publish a prospectus under the Prospectus Regulation Rules (“PRR”) does not apply to the offer because of PRR 1.2.3(i). Shares of the common stock of Sonder Holdings Inc. (“Shares”) and options in respect of Shares are offered to you in accordance with the terms of the Sonder Holdings Inc. 2019 Equity Incentive Plan and the Sonder Holdings Inc. 2021 Equity Incentive Plan (the “Plans”). More information about Sonder Holdings Inc. is available as described in Section 17. Additional Information, below. You are offered Shares and options under the Plans to provide an additional incentive and to encourage employee share ownership and so increase your interest in the success of Sonder Holdings Inc. As of October 18, 2022, the number of Shares being offered under the Plans will not exceed 51,668,343.
15.    Extension of Offer; termination; amendment.
We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Reprice has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for tender of any options. If we elect to extend the period of time during which the Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.
We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and repricing of any options elected to be repriced if any of the events listed in Section 7 of this Offer to Reprice occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance to reprice tendered eligible options is limited by Rule 13e 4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Reprice has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer. As a reminder, if a particular option grant expires after the beginning of the offering period, but before the repricing date, that particular option grant is not eligible for repricing. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date, but before the actual expiration date under the extended Offer, that option would not be eligible for repricing.
The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in the Offer or the consideration being offered by us for the eligible options in the Offer, the Offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offering period so that at least five U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.    Fees and expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be repriced through the Offer.
17.    Additional information.
This Offer to Reprice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Reprice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to reprice your options:
Our Annual Report on Form 10-K for our fiscal year ended December 31, 2021, filed with the SEC on March 28, 2022;
Our Quarterly Report on Form 10-Q for our fiscal quarter June 30, 2022, filed with the SEC on August 12, 2022, and for our fiscal quarter ended March 31, 2022, filed with the SEC on May 16, 2022;
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 19, 2021, including any amendment or report filed for the purpose of updating such description, including the description set forth in Exhibit 4.5 of our Form 10-K filed on March 28, 2022;
The information contained in our Current Reports on Form 8-K, filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC; and
Our definitive Proxy Statement on Schedule 14A for our 2022 annual meeting of stockholders, filed with the SEC on April 20, 2022.
These filings and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at the offices of the SEC at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at https://www.sonder.com/.
Each person to whom a copy of this Offer to Reprice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:
Sonder Holdings Inc.
500 E 84th Ave., Suite A-10
Thornton, CO 80229
United States of America
Attention: Legal Department
As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Reprice, you should rely on the statements made in the most recent document.
The information contained in this Offer to Reprice about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the Offer.
18.    Financial statements.
The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2021, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and June 30, 2022 are incorporated herein by reference. Attached as Schedule B to this Offer to Reprice is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2021, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2022. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Reprice titled “Additional information.”
We had a net book value per share of $0.54 on June 30, 2022 (calculated using the net book value divided by the number of outstanding shares of our common stock, in each case as of June 30, 2022).
19.    Miscellaneous.
We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.
We have not authorized any person to make any recommendation on our behalf as to whether you should elect to reprice your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Reprice and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Sonder Holdings Inc.

October 18, 2022

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF SONDER HOLDINGS INC.

The executive officers and directors of Sonder Holdings Inc. as of October 18, 2022, are set forth in the following table:

Name	Position and Offices Held
Francis Davidson	Chief Executive Officer and Director (Chairperson of the Board)
Sanjay Banker	President and Chief Financial Officer
Martin Picard	Chief Real Estate Officer
Philip Rothenberg	General Counsel and Secretary
Chris Berry	Chief Accounting Officer
Nabeel Hyatt	Director
Frits Dirk van Paasschen	Director
Janice Sears	Director
Gilda Perez-Alvarado	Director
Michelle Frymire	Director
The address of each executive officer and director is: c/o Sonder Holdings Inc., 101 15th Street, San Francisco, California 94103. Our executive officers are eligible to participate in the Offer. The non-employee members of our board of directors are not eligible to participate in the Offer.
    A-1

SCHEDULE B
SUMMARY FINANCIAL INFORMATION
OF SONDER HOLDINGS INC.

The following summary financial data should be read in conjunction with our audited financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 28, 2022, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC on August 12, 2022, both of which are incorporated herein by reference. Our summary statements of operations and comprehensive loss data for the six months ended June 30, 2021 and 2022 and the selected balance sheet data as of June 30, 2022 and December 31, 2021 are derived from our unaudited interim condensed consolidated financial statements included in our Form 10-Q for the quarter ended June 30, 2022. Our summary statements of operations data for the years ended December 31, 2020 and 2021 are derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Our historical results are not necessarily indicative of results to be expected for any future period. The summary financial data in this section are not intended to replace our audited and unaudited consolidated financial statements and related notes.

Summary Statements of Operations and Comprehensive Loss (amounts in thousands, except number of shares and per share data):

	Years Ended December 31,		Six Months Ended June 30,
Operating Data	2021	2020	2022	2021
Total revenues	$232,944	$115,678	$201,788	$78,827
Total costs and expenses	492,889	359,500	365,232	214,810
Loss from operations	(259,945)	(243,822)	(163,444)	(135,983)
Net loss	$(294,387)	$(250,316)	$(21,383)	$(152,490)
Basic and diluted net loss per share	$(36.74)	$(39.98)	$(0.10)	$(13.74)
Shares used to compute basic and diluted net loss per share	8,011,660	6,261,247	197,658,542	11,099,760

Balance Sheet Data	December 31, 2021	December 31, 2020	June 30, 2022
Total current assets	$98,981	$146,276	$399,217
Total assets	$148,479	$177,521	$1,559,414
Total current liabilities	$263,628	$54,201	$243,549
Total liabilities	$344,402	$110,918	$1,457,152
Total liabilities and stockholders’ equity	$148,479	$177,521	$1,559,414

    B-1

SCHEDULE C
LIST OF ELIGIBLE OFFICERS

Name	Title
Francis Davidson	CEO & Co-Founder
Martin Picard	Co-Founder and Chief Real Estate Officer
Phil Rothenberg	General Counsel
Deeksha Hebbar	Chief Operating Officer
Shruti Challa	Chief Revenue Officer
Mèlika Carroll	SVP Corporate Affairs
Steve Maksymyk	Vice President of Operations
Alan Lin	VP Financial Planning & Analysis
Bonnie Samuels	VP of Human Resources
Patrick Mitchell	VP of Marketing and Distribution
Mac Golonka	VP of Product Management
Kristen Richter	VP of Sales
Nathan Bacher	VP Revenue Management
Arthur Chang	VP Special Projects and Chief of Staff

C-1